Exhibit 99.1

Stepan Reports Second Quarter and Record First Half Earnings

Northfield, Illinois, July 26, 2017 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was $27.9 million, or $1.19 per diluted share versus $28.5 million, or $1.24 per diluted share, in the prior year.  Adjusted net income* was $30.9 million, or $1.32 per diluted share versus $30.7 million, or $1.33 per diluted share, in the prior year.

•

Surfactants operating income was $31.0 million versus $27.2 million in the prior year. The increase was primarily attributable to higher demand for Functional Products, strength in Household, Industrial and Institutional end markets and lower manufacturing costs, mostly from prior plant closures in Canada and Brazil.  Overall Surfactants sales volume declined 3% from the prior year primarily due to lower commodity surfactant demand.

•

Polymer operating income was $21.3 million versus $31.0 million in the prior year.  This decrease was mostly attributable to higher raw material costs and lower sales volumes. Overall Polymer sales volume declined 7% from the prior year with polyol volumes down 5%.

•

Specialty Product operating income was $5.4 million versus $1.8 million in the prior year, primarily due to order timing differences within the flavor business and higher unit margins across the business.

•	Announced intent to acquire a surfactant plant and a portion of the associated business in Mexico.

•	Net-debt ratio declined 500 basis points to 10%.

First Half Highlights

•	Reported net income was a record $59.8 million, or $2.56 per diluted share, a 6% increase versus $56.4 million, or $2.46 per diluted share, in the prior year.

•

Adjusted net income* was a record $62.6 million, or $2.68 per diluted share, a 4% increase versus $60.4 million, or $2.63 per diluted share, in the prior year. Total Company sales volume declined 4% compared to the first half of 2016.

“The second quarter adjusted net income exceeded prior year as the Company continued to benefit from our diversification strategy, increased productivity and improved margins within our Surfactants and Specialty businesses. Rising raw material costs and increased competitive pressure contributed to a disappointing quarter for our Polymer business. The global market for rigid polyols continues to be strong,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. “

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for a reconciliation of non-GAAP adjusted net income and adjusted earnings per diluted share.

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Net Sales	$495,101	$454,603	9%	$963,370	$900,500	7%
Operating Income	$38,961	$42,916	(9)%	$85,020	$87,523	(3)%
Net Income	$27,882	$28,496	(2)%	$59,795	$56,412	6%
Earnings per Diluted Share	$1.19	$1.24	(4)%	$2.56	$2.46	4%

Adjusted Net Income *	$30,893	$30,711	1%	$62,594	$60,448	4%
Adjusted Earnings per Diluted Share *	$1.32	$1.33	(1)%	$2.68	$2.63	2%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter includes $2.5 million of after-tax expense versus $1.4 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year second quarter includes $0.3 million of after-tax decommissioning expense related to the Canadian plant closure announced in 2016 and $0.2 million of after-tax severance expense attributable to cost reduction efforts at our Singapore plant.  The prior year quarter includes $0.8 million of after-tax severance expense related to our Canadian plant closure.

Percentage Change in Net Sales

The 9% increase in quarterly net sales was primarily due to higher selling prices, which were attributable to the pass-through of certain higher raw material costs.  These higher selling prices were partially offset by a 4% decline in sales volume and the negative impact of foreign currency translation.

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Volume	(4)%	(4)%
Selling Price	14%	12%
Foreign Translation	(1)%	(1)%
Total	9%	7%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Net Sales
Surfactants	$329,334	$298,587	10%	$651,937	$608,547	7%
Polymers	$141,187	$134,498	5%	$267,797	$248,396	8%
Specialty Products	$24,580	$21,518	14%	$43,636	$43,557	0%
Total Net Sales	$495,101	$454,603	9%	$963,370	$900,500	7%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Operating Income *
Surfactants	$31,030	$27,232	14%	$69,267	$64,477	7%
Polymers	$21,257	$30,994	(31)%	$42,656	$53,191	(20)%
Specialty Products	$5,439	$1,788	204%	$6,714	$4,121	63%

Total segment operating income declined $2.3 million, or 4%, versus the prior year quarter. Total segment operating income in the first half declined $3.2 million, or 3%, versus the prior year.

•

Surfactant net sales were $329.3 million for the quarter, a 10% increase versus the prior year.  Selling prices increased 15% compared to the prior year quarter primarily due to the pass-through of certain higher raw material costs.  Sales volume declined 3%, mostly due to lower Consumer Product commodity volumes in North America and Europe, partially offset by growth in Functional Products and Household, Industrial and Institutional end markets.  The translation impact of a stronger U.S. dollar decreased net sales by 2%. Surfactant operating income increased $3.8 million versus the prior year, primarily driven by improved product mix, lower manufacturing costs attributable to prior plant closures in Canada and Brazil and positive contributions from our previous acquisitions of Tebras Tensoativos do Brazil Ltda. and from PBC Industria Quimica Ltda. in Brazil.

•

Polymer net sales were $141.2 million for the quarter, a 5% increase versus prior year.  Selling prices increased 12% in the quarter, partially offsetting higher raw material costs.  Sales volume declined 7% compared to the prior year quarter, primarily due to lower Phthalic Anhydride (PA) and global Rigid Polyol volumes, partially offset by higher Specialty Polyol volume. PA volume declined 16% primarily due to non-recurring sales to a co-producer. North America and Europe Polyol volume declined 4% due to the pull-forward of North American volume into the first quarter of 2017, lost share at one customer in North America and MDI shortages in Europe. Despite the decline, the global rigid polyol market remains strong. Operating income decreased $9.7 million versus the prior year quarter, attributable to higher raw material costs and lower sales volumes during the quarter.

•

Specialty Products net sales were $24.6 million, a $3.1 million increase versus the prior year.  Operating income increased $3.7 million versus the prior year quarter.  The quarterly improvement reflects higher sales volume due to the timing of orders in our flavor business and higher unit margins across the business.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2017	2016	% Change	2017	2016	% Change
Total - Corporate Expenses	$18,765	$17,098	10%	$33,617	$34,266	(2)%
Deferred Compensation Expense/(Income) *	$5,016	$2,434	106%	$5,392	$5,154	5%
Business Restructuring Expense	$586	$1,061	(45)%	$1,372	$1,061	29%
Adjusted Corporate Expense	$13,163	$13,603	(3)%	$26,853	$28,051	(4)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expense, decreased $0.4 million, or 3%, for the quarter.  Corporate expenses declined $1.2 million, or 4%, for the first six months.

Income Taxes

The effective tax rate was 27% for the first half of 2017 versus 29% for the first half of 2016.  The decrease was primarily attributable to higher excess tax benefits derived from stock based compensation awards exercised or distributed in the first half of 2017 versus 2016 and an unfavorable foreign tax audit settlement recorded in 2016 that did not recur in 2017.

Selected Balance Sheet Information

The Company’s net debt level decreased $38 million for the quarter while the net debt ratio dropped from 15% to 10%, mainly attributable to a $26 million increase in cash.

($ in millions)	6/30/17	3/31/17	12/31/16
Net Debt
Total Debt	$304.4	$316.7	$317.0
Cash	223.8	197.8	225.7
Net Debt	$80.6	$118.9	$91.3
Equity	707.3	673.2	634.6
Net Debt + Equity	$788.0	$792.1	$725.9
Net Debt / (Net Debt + Equity)	10%	15%	13%

The major working capital components were:

($ in millions)	6/30/17	3/31/17	12/31/16
Net Receivables	$306.2	$287.5	$263.4
Inventories	178.4	189.8	173.7
Accounts Payable	(169.2)	(163.8)	(158.3)
	$315.4	$313.5	$278.8

The Company had capital expenditures of $18 million during the quarter and $38 million during the first half of 2017.  This compares to $22 million and $41 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be between $95 and $105 million.

Outlook

“After achieving record first half net income, we remain optimistic about the balance of the year. We believe that our diversification efforts and enhanced internal efficiencies should continue to positively impact the remainder of 2017. The global rigid polyol market remains strong. Although competitive activity in North America will persist, the second half of the year should benefit from the partial recovery of higher raw material costs and lower manufacturing costs. Overall, we believe the Company earnings for the year should grow,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 26, 2017. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 704-8312, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Certain information in this presentation consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2017 and 2016

(Unaudited – in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net Sales	$495,101	$454,603	$963,370	$900,500
Cost of Sales	405,135	361,672	781,306	714,070
Gross Profit	89,966	92,931	182,064	186,430
Operating Expenses:
Selling	13,259	14,572	26,744	28,262
Administrative	17,848	17,692	35,819	36,392
Research, Development and Technical Services	14,296	14,256	27,717	28,038
Deferred Compensation Expense	5,016	2,434	5,392	5,154
	50,419	48,954	95,672	97,846

Business Restructuring	586	1,061	1,372	1,061

Operating Income	38,961	42,916	85,020	87,523
Other Income (Expense):
Interest, Net	(2,863)	(3,417)	(5,855)	(7,031)
Other, Net	965	(303)	2,228	(828)
	(1,898)	(3,720)	(3,627)	(7,859)

Income Before Income Taxes	37,063	39,196	81,393	79,664
Provision for Income Taxes *	9,167	10,695	21,585	23,244
Net Income *	27,896	28,501	59,808	56,420
Net Income Attributable to Noncontrolling Interests	(14)	(5)	(13)	(8)
Net Income Attributable to Stepan Company *	$27,882	$28,496	$59,795	$56,412
Net Income Per Common Share Attributable to Stepan Company
Basic *	$1.21	$1.25	$2.61	$2.48
Diluted *	$1.19	$1.24	$2.56	$2.46
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,953	22,760	22,927	22,746
Diluted *	23,381	23,004	23,356	22,950

* The 2016 amounts for the noted line items have been immaterially changed from the amounts originally reported as a result of the Company’s adoption of Accounting Standards Update (ASU) No. 2016-09 Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting in the fourth quarter of 2016.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Net Income Reported	$27,882	$1.19	$28,496	$1.24	$59,795	$2.56	$56,412	$2.46

Deferred Compensation Expense	$2,538	$0.11	$1,419	$0.06	$1,737	$0.07	$3,240	$0.14
Business Restructuring	$473	$0.02	$796	$0.03	$1,062	$0.05	$796	$0.03

Adjusted Net Income	$30,893	$1.32	$30,711	$1.33	$62,594	$2.68	$60,448	$2.63

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on significant non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2017	EPS	2016	EPS	2017	EPS	2016	EPS
Pre-Tax Adjustments
Deferred Compensation Expense	$4,094		$2,289		$2,801		$5,226
Business Restructuring	$586		$1,061		$1,372		$1,061
Total Pre-Tax Adjustments	$4,680		$3,350		$4,173		$6,287

Cumulative Tax Effect on Adjustments	$(1,669)		$(1,135)		$(1,374)		$(2,251)

After-Tax Adjustments	$3,011	$0.13	$2,215	$0.09	$2,799	$0.12	$4,036	$0.17

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.1 million of expense versus $2.3 million of expense in the prior year. The year to date impact was $2.8 million of expense versus $5.2 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2017				2016
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$87.14	$78.81	$81.48	$72.66	$59.53	$55.29

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2017	2016	2017	2016
Deferred Compensation
Operating Income (Expense)	$(5,016)	$(2,434)	$(5,392)	$(5,154)
Other, net – Mutual Fund Gain (Loss)	922	145	2,591	(72)
Total Pretax	$(4,094)	$(2,289)	$(2,801)	$(5,226)
Total After Tax	$(2,538)	$(1,419)	$(1,737)	$(3,240)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2017 as compared to 2016:

($ in millions)	Three Months Ended June 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation	Six Months Ended June 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2017	2016			2017	2016
Net Sales	$495.1	$454.6	$40.5	$(4.1)	$963.4	$900.5	$62.9	$(8.6)
Gross Profit	90.0	92.9	$(2.9)	(0.3)	182.1	186.4	$(4.3)	(0.4)
Operating Income	39.0	42.9	$(3.9)	(0.1)	85.0	87.5	$(2.5)	(0.1)
Pretax Income	37.1	39.2	$(2.1)	(0.1)	81.4	79.7	$1.7	(0.2)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2017 and December 31, 2016

	2017 June 30	2016 December 31
ASSETS
Current Assets	$733,429	$685,541
Property, Plant & Equipment, Net	587,249	582,714
Other Assets	86,061	85,635
Total Assets	$1,406,739	$1,353,890
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$274,392	$297,265
Deferred Income Taxes	15,147	12,497
Long-term Debt	283,222	288,859
Other Non-current Liabilities	125,279	119,353
Total Stepan Company Stockholders’ Equity	707,341	634,604
Noncontrolling Interest	1,358	1,312
Total Liabilities and Stockholders’ Equity	$1,406,739	$1,353,890